Exhibit 99.1
For Immediate Release
COURT DENIES FTC’S REQUEST FOR PRELIMINARY INJUNCTION RELATED TO
WESTERN REFINING’S AND GIANT INDUSTRIES’ PROPOSED MERGER
EL PASO, Texas and SCOTTSDALE, Arizona — May 29, 2007 — Western Refining, Inc. (NYSE: WNR) and Giant Industries, Inc. (NYSE: GI) today announced that the U.S. District Court for the District of New Mexico has denied the Federal Trade Commission’s request for a preliminary injunction related to the companies’ proposed merger and dissolved the temporary restraining order issued on April 13, 2007.
“The District Court’s ruling affirms what we, as well as what many customers and state and industry leaders, have said all along. We believe a Western-Giant combination is pro-competitive and provides important benefits to the companies’ stakeholders, including our customers, shareholders and employees,” said Western’s President and Chief Executive Officer, Paul Foster.
Based upon discussions with the FTC prior to the Court’s ruling, Western believes the FTC will appeal the District Court’s ruling regardless of the rationale or basis for the Court’s opinion and that the FTC will seek an injunction from either the District Court or the U.S. Court of Appeals for the 10th Circuit to preclude the closing of the merger pending the FTC’s appeal to the 10th Circuit Court. Western and Giant believe there is no basis for either an injunction or an appeal. To ensure an orderly process to a May 31, 2007 close, Western and Giant have agreed with the FTC to not close the merger prior to noon mountain time on Thursday, May 31, 2007. Western and Giant noted that absent a ruling from the 10th Circuit enjoining the merger, the companies may close the transaction at any point after noon mountain time on Thursday, May 31, 2007.
“There is no basis for the FTC to appeal the District Court’s decision. We remain confident in our position and look forward to closing the transaction,” continued Mr. Foster.
On November 13, 2006, Western Refining and Giant Industries announced an agreement under which Western will acquire all of the outstanding shares of Giant for $77.00 per share in cash. As previously announced, Giant Industries’ shareholders voted to approve the transaction on February 27, 2007.
About Western Refining
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.
About Giant Industries
Giant Industries Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico, and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado and Arizona. Giant is also the parent company of Phoenix Fuel Co. Inc., Dial Oil Co. and Empire Oil Co., all of which are wholesale petroleum products distributors.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. Additional information relating to the uncertainties affecting Western’s and Giant’s businesses is contained in their respective filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Western and Giant do not undertake any obligation to (and expressly disclaim any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Contacts:
Western Refining	Giant Industries
Scott Weaver	Mark B. Cox
915-775-3300	480-585-8888

OR

Barrett Golden / Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449